Exhibit 99.1

Contacts:
Ligand Pharmaceuticals Incorporated		LHA Investor Relations
Simon Latimer		Bruce Voss
Email:	investors@ligand.com	Email:	bvoss@lhai.com
Phone:	(858) 550-7766	Phone:	(310) 691-7100
Twitter:	@Ligand_LGND

Ligand Reports Second Quarter 2022 Financial Results

Raises 2022 Financial Guidance

Conference Call Begins at 4:30 p.m. Eastern Time Today

EMERYVILLE, Calif. (August 8, 2022) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and six months ended June 30, 2022 and provided an operating forecast and program updates. Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time to discuss this announcement and answer questions.

“2022 continues to be an outstanding year for Ligand, in particular as royalties from our Pelican Expression Technology platform grow into meaningful revenue contributors,” said John Higgins, CEO of Ligand. “The business is enjoying good momentum with numerous positive late-stage developments announced by our partners this past quarter. Financially, the business is doing very well, and we are solidly positioned to spin-off the expanding OmniAb business through a distribution to shareholders and merger with the Avista SPAC expected to close in the fourth quarter of this year."

Second Quarter 2022 Financial Results
Revenue for the second quarter of 2022 was $57.4 million, compared with $84.7 million for the same period in 2021. Royalty revenue increased 108% to $18.0 million due primarily to Kyprolis and sales of products using the Pelican platform. Core Captisol sales for the second quarter of 2022 were $3.3 million, compared with $9.7 million for the same period in 2021. The difference in sales is due to timing of customer orders. Captisol sales related to COVID-19 were $26.2 million for the second quarter of 2022, compared with $52.8 million for the same period in 2021. The difference in sales is due to reduced demand for the pandemic-related treatment. Contract revenue was $9.9 million, lower than the same period last year which included two significant milestones tied to the Pelican platform. Revenue attributable to the OmniAb business for the second quarter of 2022 was $7.3 million, compared with $5.8 million for the prior year period.

Cost of Captisol was $12.4 million for the second quarter of 2022, compared with $30.6 million for the same period in 2021, with the decrease primarily due to lower total sales of Captisol. Amortization of intangibles was $11.8 million for the second quarter of both 2022 and 2021. Research and development expense was $19.1 million for the second quarter of 2022, compared with $16.0 million for the same period in 2021, with the increase primarily due to continued investment in the OmniAb business including facilities and headcount related expenditures associated with the expected spin-off later this year. General

Exhibit 99.1
and administrative expense was $14.6 million for the second quarter of 2022, compared with $14.7 million for the same period in 2021.

There was no other operating income for the second quarter of 2022, compared with $34.1 million for the second quarter of 2021, which represented a non-cash valuation adjustment to reduce the Pfenex CVR liability due to an expected lower probability of achieving the required milestone under the Pfenex CVR Agreement.

Net loss for the second quarter of 2022 was $(0.9) million, or $(0.05) per share, compared with net income of $30.7 million, or $1.79 per diluted share, for the same period in 2021. Net loss for the second quarter of 2022 included a $(1.9) million net non-cash loss from the value of Ligand’s short-term investments, and net income for the second quarter of 2021 included a $(8.3) million net non-cash loss from the value of Ligand’s short-term investments. Adjusted net income for the second quarter of 2022 was $17.6 million, or $1.03 per diluted share, compared with $28.0 million, or $1.63 per diluted share, for the same period in 2021. Excluding the impact of gross profit, net of tax, for Captisol sales related to COVID-19, adjusted net income for the second quarter of 2022 was $5.7 million, or $0.34 per diluted share, compared with $13.0 million, or $0.76 per diluted share, for the same period in 2021. Please see the table below for a reconciliation of net income/(loss) to adjusted net income.

Ligand repurchased $62.0 million in principal amount of its 2023 Notes for $60.0 million in cash during the second quarter of 2022. As of June 30, 2022, Ligand had cash, cash equivalents and short-term investments of $147.9 million.

Year-to-Date Financial Results

Revenue for the six months ended June 30, 2022 was $103.1 million, compared with $139.8 million for the same period in 2021. Royalties for the six months ended June 30, 2022 were $31.7 million, compared with $15.7 million for the same period in 2021, with the increase due primarily to Kyprolis and sales of products using the Pelican platform. Core Captisol sales for the six months ended June 30, 2022 were $9.6 million, compared with $10.9 million for the prior year. Captisol sales related to COVID-19 were $32.1 million for the six months ended June 30, 2022, compared with $82.8 million for the same period in 2021. The lower sales are due to reduced demand for the pandemic-related treatment. Contract revenue was $29.8 million for the six months ended June 30, 2022, compared with $30.3 million for the same period in 2021.

Cost of Captisol was $17.1 million for the six months ended June 30, 2022, compared with $38.7 million for the same period in 2021, with the decrease primarily due to lower total sales of Captisol. Amortization of intangibles for both the six months ended June 30, 2022 and 2021 was $23.6 million. Research and development expense was $39.4 million for the six months ended June 30, 2022, compared with $33.8 million for the same period of 2021, with the increase primarily due to continued investment in the OmniAb business which includes facilities and headcount related expenditures associated with the expected spin-off later this year. General and administrative expense was $32.8 million for the six months ended June 30, 2022, compared with $27.0 million expense for the same period in 2021, with the increase primarily due to $5.0 million in transaction costs incurred during the six months ended June 30, 2022 in connection with the planned spin-off of OmniAb.

There was no other operating income for the six months ended June 30, 2022, compared with $33.8 million for the six months ended June 30, 2021, which represented a non-cash valuation adjustment to

Exhibit 99.1
reduce the Pfenex CVR liability due to an expected lower probability of achieving the required milestone under the Pfenex CVR Agreement.

Net loss for the six months ended June 30, 2022 was $(16.3) million, or $(0.97) per share, compared with net income of $48.8 million, or $2.84 per diluted share, for the same period in 2021. Net loss for the six months ended June 30, 2022 included a $(14.5) million net non-cash loss from the value of Ligand’s short-term investments, while net income for the same period in 2021 included a $0.8 million net non-cash gain from the value of Ligand’s short-term investments. Adjusted net income for the six months ended June 30, 2022 was $30.7 million, or $1.79 per diluted share, compared with $52.3 million, or $3.04 per diluted share, for the same period in 2021. Excluding the impact of gross profit, net of tax, for Captisol sales related to COVID-19, adjusted net income for the six months ended June 30, 2022 was $15.8 million, or $0.92 per diluted share, compared with $15.9 million, or $0.93 per diluted share, for the same period in 2021. Please see the table below for a reconciliation of net income/(loss) to adjusted net income.

2022 Financial Guidance

Ligand is raising 2022 revenue guidance for the combined business and is reaffirming revenue estimated to be attributable to the OmniAb business anticipating the spin-off occurs later this year. Ligand expects 2022 royalties of $62 million to $66 million, Captisol sales of $55 million to $60 million and contract revenue of $52 million to $62 million. These revenue components result in total revenue of $169 million to $188 million for the combined business. Ligand expects that $35 million to $45 million of revenue will be attributable to OmniAb, principally in the contract revenue line.

Of the $55 million to $60 million of expected Captisol sales, Ligand expects approximately $17 million to $19 million to be attributable to core Captisol sales, and the balance to be attributable to treatments for COVID-19. Excluding OmniAb revenue and COVID-related Captisol sales, Ligand expects revenue to be $97 million to $104 million and adjusted earnings per diluted share to be $1.80 to $2.05. Ligand expects the contribution from COVID-related Captisol and the OmniAb business to be between $0.60 and $0.95 per diluted share, resulting in a combined company adjusted earnings per diluted share of $2.40 to $3.00.

Update on the OmniAb Separation Process

On March 23, 2022, Ligand announced the signing of a definitive merger agreement with Avista Public Acquisition Corp. II (APAC) (NASDAQ: AHPA), a publicly traded special purpose acquisition company (SPAC), providing for the spin-off and merger of OmniAb. The combination of OmniAb and APAC is structured to provide a minimum of $130 million in gross cash to the combined company at the time of closing, and up to $266 million in the event of no redemptions by APAC shareholders.

OmniAb will have an initial pre-money equity valuation of $850 million. Ligand intends to distribute 100% of its ownership in OmniAb to Ligand shareholders immediately prior to the business combination with APAC. The transaction is expected to be tax-free to Ligand and its shareholders for U.S. federal income tax purposes. The transaction is expected to close in the fourth quarter of 2022.

See “Important Information and Where to Find It” and “Participants in the Solicitation” below for additional information regarding the transaction.

Second Quarter 2022 and Recent Business Highlights

OmniAb® Platform and Partner Updates

Exhibit 99.1

The OmniAb discovery platform provides Ligand’s pharmaceutical industry partners with access to diverse antibody repertoires and high-throughput screening technologies to enable discovery of next-generation therapeutics. At the heart of the OmniAb platform is the Biological IntelligenceTM (BI) of our proprietary transgenic animals, including OmniRat, OmniChicken and OmniMouse that have been genetically modified to generate antibodies with human sequences to facilitate development of human therapeutic candidates. As of June 30, 2022, over 60 partners have access to OmniAb-derived antibodies and more than 270 programs are being actively pursued or commercialized by our partners. As of June 30, 2022, the platform has generated 25 clinical- or commercial- stage OmniAb-derived antibodies.

CStone and Pfizer announced China’s NMPA approval of sugemalimab in patients with unresectable stage III non-small cell lung cancer (NSCLC) whose disease has not progressed following concurrent or sequential platinum-based chemoradiotherapy. Sugemalimab, an OmniAb derived monoclonal antibody, became the first anti-PD-1/PD-L1 monoclonal antibody approved for stage III NSCLC following concurrent or sequential chemoradiotherapy. It's also the only anti-PD-L1 monoclonal antibody approved for both stage III and stage IV NSCLC. In May, CStone announced the pre-planned, final progression-free survival (PFS) analysis results from the registrational GEMSTONE-301 study of sugemalimab as consolidation therapy in patients with unresectable stage III NSCLC. The data showed that sugemalimab maintained a statistically significant and clinically meaningful improvement in PFS. Furthermore, on August 7 EQRx, which holds the development and commercialization rights to sugemalimab outside Greater China, announced that the updated, PFS analysis of the Phase 3 GEMSTONE-301 trial showed that sugemalimab continued to demonstrate improvement in PFS compared with placebo. This updated final data was presented in a late-breaking oral presentation at the International Association for the Study of Lung Cancer 2022 World Conference on Lung Cancer, taking place August 6-9, 2022.

Janssen announced the Committee for Medicinal Products for Human Use of the European Medicines Agency has recommended conditional marketing authorization for TECVAYLI® (teclistamab) as monotherapy for adult patients with relapsed and refractory multiple myeloma who have received at least three prior therapies. Teclistamab is an OmniAb-derived T-cell redirecting bispecific antibody. It targets both B-cell maturation antigen (BCMA), a marker found on multiple myeloma cells, and CD3, on T-cells. Teclistamab is currently under review by the FDA for potential approval in the U.S.

Immunovant announced recruitment of patients has begun in the pivotal Phase 3 clinical trial of OmniAb-derived batoclimab in myasthenia gravis. Immunovant also announced that it has achieved alignment with the U.S. FDA on plans to initiate two placebo-controlled Phase 3 trials to evaluate batoclimab in thyroid eye disease in the second half of 2022.

Merck KGaA announced the initiation of a Phase 2 trial for M6223, an OmniAb-derived monoclonal antibody targeting TIGIT, in urothelial cancer. The study will evaluate BAVENCIO® (avelumab), a human anti-programmed death ligand-1 (PD-L1) antibody, as monotherapy versus the combination with M6223 or other molecules in the first-line maintenance setting in patients with advanced urothelial carcinoma whose disease did not progress with first-line platinum-containing chemotherapy.

In the second quarter of 2022, OmniAb entered into new platform licensing agreements with LifeArc, BioSynapse, Kaigene, and ReCerise.

Other Portfolio Updates

Exhibit 99.1
Travere Therapeutics announced that the FDA accepted and granted priority review of its New Drug Application (NDA) under Subpart H for accelerated approval of sparsentan for the treatment of IgA nephropathy. The FDA assigned a Prescription Drug User Fee Act (PDUFA) target action date of November 17, 2022. Travere provided a regulatory update prior to their second quarter earnings call where they announced plans to submit a Conditional Marketing Authorization application with its partner Vifor Pharma for the treatment of IgA nephropathy in Europe with a review decision expected in the second half of 2023. Travere now plans to pursue traditional approval of sparsentan for focal segmental glomerulosclerosis (FSGS) in 2023 pending completion of the Phase 3 DUPLEX study.

Merck announced FDA approval of VAXNEUVANCE™ for infants and children 6 weeks through 17 years of age. Subsequently, the CDC’s ACIP voted unanimously to provisionally recommend use of VAXNEUVANCE as an option for pneumococcal vaccination in infants and children. VAXNEUVANCE is a 15-valent pneumococcal vaccine utilizing Ligand’s CRM197 vaccine carrier protein produced using the Pelican Expression Technology platform. Additionally, Merck announced positive results from a Phase 1/2 study evaluating V116, their investigational 21-valent pneumococcal conjugate vaccine utilizing Ligand’s CRM197 vaccine carrier protein. Merck started a broad Phase 3 program for V116 in July 2022.

Jazz Pharmaceuticals presented positive data from a Phase 2/3 trial evaluating the intramuscular (IM) administration of Rylaze® in adult and pediatric patients with acute lymphoblastic leukemia (ALL) and lymphoblastic lymphoma (LBL) who have developed hypersensitivity to an E. coli-derived asparaginase at the 2022 ASCO Annual Meeting. The results highlighted that patients achieved clinically meaningful nadir serum asparaginase activity with Rylaze administered on a Monday/Wednesday/Friday schedule. Additionally, Jazz announced the submission an MAA for the potential approval of Rylaze in Europe.

Novan announced positive results from the B-SIMPLE4 pivotal Phase 3 study of SB206 in patients with molluscum contagiosum. At the end of 12 weeks, 32.4% of patients in the SB206 group achieved complete clearance of lesions, as compared with 19.7% of patients in the vehicle group.

Sermonix Pharmaceuticals presented updated data at the 2022 ASCO Annual Meeting from the ELAINE-2 open-label, Phase 2 clinical trial of lasofoxifene in combination with abemaciclib in women with locally advanced or metastatic ER+/HER2 breast cancer and an ESR1 mutation after progression on prior therapies. The combination produced encouraging results, with a median PFS of 13.9 months, along with acceptable tolerability.

Verona Pharma announced it completed patient enrollment with more than 800 subjects randomized in the ENHANCE-1 trial of ensifentrine in chronic obstructive pulmonary disease, concluding enrollment in the Phase 3 ENHANCE program. Top-line data are expected from ENHANCE-2 in the third quarter of 2022 and from ENHANCE-1 around year-end 2022.

Aldeyra Therapeutics announced achievement of the primary endpoint in the Phase 3 TRANQUILITY-2 trial of reproxalap for the treatment of dry eye disease. Reproxalap was statistically superior for both primary endpoints of Schirmer Test (p=0.0001) and ≥10 mm Schirmer Test responder proportions (p<0.0001). Aldeyra subsequently announced achievement of the primary endpoints in a crossover trial showing reproxalap was statistical superior to vehicle for each of the two prespecified primary endpoints, ocular redness in a dry eye chamber (p=0.0004) and Schirmer test (p=0.0005). A Type B Pre-NDA meeting is expected to be held with the FDA in 3Q 2022, followed by a potential NDA submission.

Ligand provides regular updates on partner events through its Twitter account, @Ligand_LGND.

Exhibit 99.1

Adjusted Financial Measures
The Company reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include share-based compensation expense, non-cash interest expense, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, gross profit for Captisol sales related to COVID-19, net of tax, transaction costs and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. However, the Company does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, share-based compensation expense and the effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Conference Call
Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (866) 374-5140 from the U.S. or (808) 238-9813 from outside the U.S. and use conference PIN 84255874#. To participate via live or replay webcast, a link is available at www.ligand.com.

About OmniAb®
The OmniAb discovery platform provides Ligand’s pharmaceutical industry partners access to the diverse antibody repertoires and high-throughput screening technologies to enable discovery of next-generation therapeutics. At the heart of the OmniAb platform is the Biological Intelligence (BI) of our proprietary transgenic animals, including OmniRat, OmniChicken and OmniMouse that have been genetically modified to generate antibodies with human sequences to facilitate development of human therapeutic candidates. OmniFlic (transgenic rat) and OmniClic (transgenic chicken) address industry needs for bispecific antibody applications though a common light chain approach, and OmniTaur features unique structural attributes of cow antibodies for complex targets. We believe the OmniAb animals comprise the most diverse host systems available in the industry and they are optimally leveraged through computational antigen design and immunization methods, paired with high-throughput single B cell phenotypic screening and mining of next-generation sequencing datasets with custom algorithms to identify fully human antibodies with superior performance and developability characteristics. An established core competency focused on ion channels and transporters further differentiates our technology and creates opportunities in emerging target classes. OmniAb antibodies have been leveraged across modalities, including bispecific antibodies, antibody-drug conjugates and others. The OmniAb suite of technologies span from BI-powered repertoire generation to cutting edge antibody discovery and optimization offering a highly efficient and customizable end-to-end solution for the growing discovery needs of the global pharmaceutical industry.

About Ligand Pharmaceuticals

Exhibit 99.1
Ligand is a revenue-generating biopharmaceutical company focused on developing or acquiring technologies that help pharmaceutical companies discover and develop medicines. Our business model creates value for stockholders by providing a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable, diversified and lower-risk business than a typical biotech company. Our business model is based on doing what we do best: drug discovery, early-stage drug development, product reformulation and partnering. We partner with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) ultimately to generate our revenue. Ligand’s OmniAb® technology platform is a patent-protected transgenic animal platform used in the discovery of fully human monoclonal and bispecific therapeutic antibodies. The Captisol platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand’s Pelican Expression Technology is a robust, validated, cost-effective and scalable platform for recombinant protein production that is especially well-suited for complex, large-scale protein production where traditional systems are not. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Sanofi, Janssen, Takeda, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com.

Important Information and Where to Find It
In April 2022, in connection with the Business Combination and the Distribution, OmniAb filed with the SEC a registration statement on Form 10 (the “Form 10”) registering shares of OmniAb Common Stock and APAC filed with the SEC a registration statement on Form S-4 (the “Form S-4”) registering shares of APAC Common Stock, warrants and certain equity awards. The Form S-4 filed by APAC includes a proxy statement/prospectus in connection with the APAC shareholder vote required in connection with the Business Combination. The Form 10 filed by OmniAb included portions of the Form S-4 filed by APAC, which will serve as an information statement/prospectus in connection with the spin-off of OmniAb. In June 2022, OmniAb filed with the SEC a request to withdraw the Form 10 because APAC was in the process of responding to comments made by the staff of the Division of Corporation Finance (the “Staff”) with respect to the Form S-4. In the absence of this withdrawal request, pursuant to Section 12(g)(1) of the Securities Exchange Act of 1934, as amended, the Form 10 would have automatically become effective on June 27, 2022. Subsequently, the Staff issued additional comments on APAC’s Form S-4. OmniAb intends to file a replacement registration statement on Form 10 with the SEC in connection with a future pre-effective amendment to the Form S-4 by APAC. This communication does not contain all the information that should be considered concerning the Business Combination. This communication is not a substitute for the registration statements that OmniAb and APAC filed or will file with the SEC or any other documents that APAC or OmniAb may file with the SEC, or that APAC, Ligand or OmniAb may send to stockholders in connection with the Business Combination. It is not intended to form the basis of any investment decision or any other decision in respect to the Business Combination. APAC’s shareholders, Ligand’s stockholders and other interested persons are advised to read the preliminary and, when available, the definitive registration statements, and documents incorporated by reference therein, as these materials will contain important information about APAC, OmniAb and the Business Combination. The proxy statement/prospectus contained in APAC’s Form S-4 will be mailed to APAC’s shareholders as of a record date to be established for voting on the Business Combination.

The registration statements, proxy statement/prospectus/information statement and other documents (when available) are also available free of charge at the SEC’s website at www.sec.gov or by directing a request to: Avista Public Acquisition Corp. II, 65 East 55th Street, 18th Floor, New York, NY 10022.

Exhibit 99.1

Participants in the Solicitation
Ligand, APAC and OmniAb, and each of their respective directors, executive officers and other members of their management and employees may be deemed to be participants in the solicitation of proxies from APAC’s shareholders in connection with the Business Combination. Shareholders are urged to carefully read the preliminary proxy statement/prospectus/information statement regarding the Business Combination and the final proxy statement/prospectus/information statement when it becomes available, because it will contain important information. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of APAC’s shareholders in connection with the Business Combination is set forth in the registration statement filed with the SEC. Information about APAC’s executive officers and directors and OmniAb’s management and directors also is set forth in the preliminary registration statements relating to the Business Combination.

No Solicitation or Offer
This communication shall neither constitute an offer to sell nor the solicitation of an offer to buy any securities, or the solicitation of any proxy, vote, consent or approval in any jurisdiction in connection with the Business Combination, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to any registration or qualification under the securities laws of any such jurisdictions. This communication is restricted by law; it is not intended for distribution to, or use by any person in, any jurisdiction where such distribution or use would be contrary to local law or regulation.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: the expected timing and structure of the Business Combination; the ability of the parties to complete the Business Combination, the expected benefits of the Business Combination; the tax consequences of the Business Combination; the amount of gross proceeds expected to be available to OmniAb after the closing and giving effect to any redemptions by APAC shareholders; OmniAb’s future results of operations and financial position, business strategy and its expectations regarding the application of, and the rate and degree of market acceptance of, the OmniAb technology platform and other technologies; OmniAb’s expectations regarding the addressable markets for our technologies, including the growth rate of the markets in which it operates; the potential for and timing of receipt of milestones and royalties under OmniAb’s license agreements with partners; the timing of product launches by Ligand or its partners; the potential for regulatory approvals of our partners’ product candidates; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; and guidance regarding 2022 financial results, including amounts attributable to the OmniAb business, and expectations for near-term and future royalty revenue. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand may not receive expected revenue from royalties, Captisol sales or contract revenue; the COVID-19 pandemic has disrupted and may continue to disrupt Ligand’s and its partners’ business, including delaying manufacturing, preclinical studies and clinical trials and product sales, and impairing global economic activity, all of which could materially and adversely impact Ligand’s results of operations and financial condition; changes in general economic conditions, including as a result of the conflict between Russia and Ukraine; Ligand may not achieve its guidance for 2022; the commercial opportunity for remdesivir could be materially and adversely affected as a result of approved vaccines and alternative approved and

Exhibit 99.1
investigational therapies, or the FDA revising or revoking its approval; Gilead may develop an alternative formulation of remdesivir that does not incorporate Captisol or uses less Captisol in such formulation; there may not be a market for the product(s) even if successfully developed and approved; Ligand is currently dependent on a sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; Amgen, Acrotech Biopharma or other Ligand partners, may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's or partners' ability to obtain regulatory approval; unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's or partnered product(s) could delay or prevent regulatory approval or commercialization; challenges, costs and charges associated with integrating recently completed acquisitions with Ligand’s existing businesses; and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. In addition, there are significant risks and uncertainties relating to the potential separation of the OmniAb business, including, among others: the Distribution and Business Combination may not be completed in accordance with the expected plans or anticipated timeline or at all, and may not achieve the intended strategic, operational and financial benefits, and will involve significant time, expense and management attention, any of which could negatively impact Ligand’s business, financial condition and results of operations; the Distribution and Business Combination are subject to market, tax and legal considerations, approval by APAC's shareholders and other customary requirements; and the announcement or pendency of the separation may have negative effects on relationships with Ligand’s employees, partners, suppliers, and other third parties or otherwise disrupt Ligand’s or the OmniAb business. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional Captisol sales and contract revenue we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.

Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Pelican®, Captisol® and OmniAb®. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

[Tables Follow]

Exhibit 99.1

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Royalties	$17,959	$8,616	$31,654	$15,728
Captisol - Core	3,325	9,682	9,551	10,935
Captisol - COVID	26,220	52,827	32,116	82,846
Contract	9,915	13,550	29,791	30,316
Total revenues	57,419	84,675	103,112	139,825
Operating costs and expenses:
Cost of Captisol	12,361	30,593	17,060	38,746
Amortization of intangibles	11,824	11,779	23,637	23,565
Research and development	19,118	15,953	39,425	33,832
General and administrative	14,585	14,711	32,765	27,028
Other operating income	—	(34,100)	—	(33,800)
Total operating costs and expenses	57,888	38,936	112,887	89,371
Income (loss) from operations	(469)	45,739	(9,775)	50,454
Gain (loss) from short-term investments	(1,909)	(6,864)	(14,786)	6,197
Interest expense, net	(140)	(4,650)	(795)	(10,185)
Other income (expense), net	1,882	(924)	4,580	(7,401)
Total other expense, net	(167)	(12,438)	(11,001)	(11,389)
Income (loss) before income taxes	(636)	33,301	(20,776)	39,065
Income tax benefit (expense)	(259)	(2,576)	4,496	9,766
Net income (loss):	$(895)	$30,725	$(16,280)	$48,831

Basic net income (loss) per share	$(0.05)	$1.84	$(0.97)	$2.95
Shares used in basic per share calculation	16,868	16,659	16,846	16,548

Diluted net income (loss) per share	$(0.05)	$1.79	$(0.97)	$2.84
Shares used in diluted per share calculations	16,868	17,172	16,846	17,210

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$147,935	$341,108
Accounts receivable, net	62,308	85,453
Inventory	24,773	27,326
Income taxes receivable	964	6,193
Other current assets	7,804	4,671
Total current assets	243,784	464,751
Deferred income taxes, net	35,654	34,482
Goodwill and other identifiable intangible assets, net	709,570	732,246
Commercial license rights, net	10,267	10,110
Operating lease right-of-use assets	24,711	16,542
Finance lease right-of-use assets	15,032	16,207
Other assets	37,270	23,252
Total assets	$1,076,288	$1,297,590
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$33,704	$25,982
Income taxes payable	3,782	—
Current contingent liabilities	2,258	2,588
Current operating lease liabilities	2,501	2,053
Current finance lease liabilities	50	46
Deferred revenue	10,584	10,996
2023 convertible senior notes, net	114,974	—
Total current liabilities	167,853	41,665
2023 convertible senior notes, net	—	320,717
Long-term contingent liabilities	6,961	8,483
Deferred income taxes, net	42,669	59,095
Other long-term liabilities	56,440	46,471
Total liabilities	273,923	476,431
Total stockholders' equity	802,365	821,159
Total liabilities and stockholders' equity	$1,076,288	$1,297,590

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
SUPPLEMENTAL SEGMENT FINANCIAL RESULTS
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
OmniAb business revenue
Royalties	$139	$—	$402	$—
Contract	7,153	5,821	16,068	14,380
Total OmniAb business revenue	7,292	5,821	16,470	14,380
Ligand core business revenue
Royalties	17,820	8,616	31,252	15,728
Captisol - Core	3,325	9,682	9,551	10,935
Captisol - COVID	26,220	52,827	32,116	82,846
Contract	2,762	7,729	13,723	15,936
Total Ligand core business revenue	50,127	78,854	86,642	125,445
Total revenue	$57,419	$84,675	$103,112	$139,825

Segment operating income (loss)
OmniAb business	$(8,998)	$(7,806)	$(15,187)	$(12,410)
Ligand core business	17,039	61,834	27,030	80,280
Total segment operating income	8,041	54,028	11,843	67,870

Unallocated corporate items
Shared-based compensation	5,136	5,748	10,793	10,618
Other corporate expenses	3,374	2,541	10,825	6,798
Total unallocated corporate items	8,510	8,289	21,618	17,416
Income (loss) from operations	$(469)	$45,739	$(9,775)	$50,454

Exhibit 99.1
LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2022	2021(8)	2022	2021(8)

Net income (loss)	$(895)	$30,725	$(16,280)	$48,831
Share-based compensation expense	9,499	10,216	18,543	18,621
Non-cash interest expense(1)	175	4,157	501	9,073
Amortization of intangibles	11,824	11,779	23,637	23,565
Amortization of commercial license rights(2)	(147)	(187)	(237)	341
Change in contingent liabilities(3)	(182)	(35,186)	(1,216)	(33,502)
Transaction costs(4)	182	—	4,955	—
Acquisition and integration costs(5)	—	21	—	443
Loss (gain) from short-term investments	1,909	6,864	14,786	(6,197)
Realized gain (loss) from short-term investments	(44)	1,469	(284)	5,381
Other(6)	(1,700)	2,559	(3,366)	8,648
Income tax effect of adjusted reconciling items above	(3,113)	(3,175)	(10,419)	(9,532)
Excess tax benefit (windfall) from share-based compensation(7)	70	(1,208)	87	(13,328)
Adjusted net income	17,578	28,034	30,707	52,344
Captisol - COVID gross profit, net of tax(8)	(11,833)	(15,001)	(14,927)	(36,397)
Adjusted net income excluding Captisol - COVID	$5,745	$13,033	$15,780	$15,947

Diluted per-share amounts attributable to common shareholders:
Net income (loss)	$(0.05)	$1.79	$(0.97)	$2.84
Share-based compensation expense	0.56	0.59	1.08	1.08
Non-cash interest expense(1)	0.01	0.24	0.03	0.53
Amortization related to acquisitions and intangible assets	0.69	0.69	1.38	1.37
Amortization of commercial license rights(2)	(0.01)	(0.01)	(0.01)	0.02
Change in contingent liabilities(3)	(0.01)	(2.05)	(0.07)	(1.95)
Transaction costs(4)	0.01	—	0.29	—
Acquisition and integration costs(5)	—	—	—	0.03
Loss (gain) from short-term investments	0.11	0.40	0.86	(0.36)
Realized gain (loss) from short-term investments	—	0.09	(0.02)	0.31
Other(6)	(0.10)	0.15	(0.20)	0.50
Income tax effect of adjusted reconciling items above	(0.18)	(0.18)	(0.61)	(0.55)
Excess tax benefit (windfall) from share-based compensation(7)	—	(0.07)	0.01	(0.77)
Adjusted diluted net income per share	$1.03	$1.63	$1.79	$3.04
Captisol - COVID gross profit, net of tax(8)	(0.69)	(0.87)	(0.87)	(2.11)
Adjusted diluted net income per share excluding Captisol - COVID	$0.34	$0.76	$0.92	$0.93

GAAP - Weighted average number of common shares-diluted	16,868	17,172	16,846	17,210
Add: Shares excluded due to anti-dilutive effect on GAAP net loss(9)	190	—	279	—
Adjusted weighted average number of common shares-diluted	17,058	17,172	17,125	17,210

Exhibit 99.1

(1) Amounts represent non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(2) Amounts represent the amortization of commercial license rights to revenue.

(3) Amounts represent changes in fair value of contingent consideration related to Pfenex, Icagen, Crystal, CyDex, and Metabasis transactions.

(4) Amounts represent incremental costs including primarily legal fees, accounting fees, and advisory fees incurred by Ligand to spin off OmniAb into a standalone, publicly traded company.

(5) Amounts represent severance costs, legal fees and certain contract termination costs in connection with the acquisitions.

(6) Amounts primarily relate to (gain) loss on debt extinguishment.

(7) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statement of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

(8) Captisol - COVID gross profit, net of tax, represents gross profit, net of tax, for Captisol supplied for use in formulation with remdesivir, an antiviral treatment for COVID-19. Prior period adjusted net income and adjusted net income per diluted share amount have been adjusted to exclude the impact of COVID-related Captisol gross profit, net of tax, to conform to the current period presentation. Certain commission cost included in the general and administrative expenses that were related to the Gilead Consortium sales were included in the calculation for the three and six months ended June 30, 2021.

(9) Excluding the impact from the adoption of accounting pronouncement (ASU 2020-06) on January 1, 2022 as the Company intends to settle the principal balance in cash. Under the new standard, the Company is required to reflect the dilutive effect of the 2023 Notes by application of the if-converted method, which resulted an additional 928,780 and 1,360,030 potentially dilutive shares for the three and six months ended June 30, 2022, respectively.

# # #